Exhibit 10.15

SPIRITS CAPITAL CORPORATION

FORM OF CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (the “Agreement”) is made effective as of ______, 2024, by and between the undersigned recipient (“Recipient”), and Spirits Capital Corporation, a Delaware corporation (the “Company”), to assure the protection and preservation of the confidential and proprietary nature of information to be made available by the Company to Recipient in connection with Recipient’s duties as a member of the Board of Directors of the Company (the “Board”) or other management meetings from time-to-time (each a “Board Meeting”). The parties, intending to be legally bound, agree as follows:

1. Recipient acknowledges that a Board member’s fiduciary duty includes the obligation to not disclose and to maintain the confidentiality of all information disclosed by the Company to Recipient in connection with Recipient’s status as a Board member, whether in oral, written, graphic, or electronic form (subject to the limitations set forth in Section 3, referred to herein as the “Confidential Information”). The Confidential Information will be shared by the Company with the Board in order to permit the Board to carry out its responsibilities.

2. Recipient hereby specifically agrees and acknowledges that, subject to the limitations set forth in Section 3, all information disclosed to Recipient at a Board Meeting or in Board materials is Confidential Information.

3. Confidential Information shall not include information that Recipient can demonstrate by competent written proof is now, or hereafter becomes, through no breach of this Agreement by Recipient, generally known or available or is hereafter furnished to Recipient by a third party, as a matter of right and without restriction on disclosure.

4. Recipient shall maintain all Confidential Information in trust and confidence and shall not disclose any Confidential Information to any third party or use any Confidential Information for any purpose other than the evaluation of information for the benefit of the Company, for evaluation of Recipient’s investment in the Company, and for any other permitted use by a director of a Delaware corporation under the General Corporation Law of Delaware.

5. Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body of competent jurisdiction of the United States or any political subdivision thereof or is otherwise required by law or regulation; provided, however, that Recipient shall first have given notice to the Company and, at the Company’s request and expense, shall cooperate with the Company’s efforts, which efforts shall be at the Company’s sole expense, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required or to seek other confidential treatment of such information.

6. No rights or licenses to trademarks, inventions, copyrights, patents, or any other intellectual property rights are implied or granted under this Agreement.

7. All Confidential Information (including all copies thereof) shall at all times remain the property of the Company and shall be returned to the Company or destroyed (and such destruction certified in writing to the Company) after Recipient’s need for it has expired or upon request of the Company.

8. This Agreement will be governed by and construed according to the laws of the State of Delaware without giving effect to principles of conflicts of law.

9. Recipient’s obligations under this Agreement shall survive termination or expiration of this Agreement indefinitely.

10. Recipient hereby acknowledges and agrees that the breach of this Agreement by Recipient would result in irreparable injury to the Company such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, Recipient agrees that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have.

11. This Agreement may not be amended or supplemented except by a written instrument signed by both parties, and no waiver of any provision of this Agreement shall be effective unless in writing and signed by the party granting such waiver. The waiver from time-to-time by the Company of any of its rights or the Company’s failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of the Company’s rights or remedies provided in this Agreement.

12. This Agreement constitutes the entire understanding among the parties concerning the subject matter hereof and supersedes any prior understandings and/or written or oral agreements between them with respect to such subject matter. In the event of any conflicts between the terms and conditions of this agreement and the terms and conditions of the Recipient’s executive employment agreement, the Recipient’s executive employment agreement will govern.

13. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures or signatures received in portable document format (.pdf) shall be as effective as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Confidentiality Agreement, as of the date first above written.